Exhibit 2.1

PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this “Agreement”) dated as of April 26, 2004, is among Dale Resources, L.L.C. and each of the other parties listed as a party “Seller” on the signature pages hereof (herein collectively called “Seller”), and Encore Operating, L.P. (herein called “Buyer”).

     In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

     1.01 Purchase and Sale. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Property (as defined below), subject to the terms and conditions of this Agreement. For purposes of this Agreement, Property shall mean all of Seller’s right, title and interest in and to the property (“Property”) described in Exhibit “A” hereto, including, but not limited to, all the types of Property listed in Subsections (a) through (j) of this Section 1.01, to the extent such rights or interests are a part of, grants rights in or with respect to, or are located on the Property.

          (a) Leases. Leasehold interests in oil, gas or other minerals, including working interests, carried working interests, rights of assignment and reassignment, and other interests under or in oil, gas or mineral leases, and interests in rights to explore for and produce oil, gas and other minerals;

          (b) Fee Interests. Fee interests to the surface and in oil, gas or other minerals, including rights under mineral deeds, conveyances or assignments;

          (c) Rights in Production. Royalties, overriding royalties, production payments, net profits interests, rights to take royalties in kind, or other interests in production of oil, gas or other minerals;

          (d) Rights; Working Interests. Rights and interests in or derived from unit agreements, orders or decisions of state and federal regulatory authorities establishing units, joint operating agreements, enhanced recovery and injection agreements, farmout agreements and farmin agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests and subleases;

          (e) Easements. To the extent transferable, rights-of-way, surface or ground leases, easements, servitudes and franchises located on or granting rights to the property or property interests described in Exhibit “A” hereto and used in connection with operations for the exploration, production, processing and transportation of oil, gas or other minerals with respect to the properties and interests described in Subsections (a) — (d) above;

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          (f) Permits. To the extent transferable, permits and licenses of any nature owned, held or operated in connection with operations for the exploration, production, processing and transportation of oil, gas or other minerals;

          (g) Wells. Producing, shut in, and temporarily abandoned oil and gas wells, salt water disposal wells, injection wells and water wells located on the Property and used in connection with the properties described in Subsections (a) — (f) above;

          (h) Facilities. All facilities, buildings, improvements, gas conditioning and compression facilities, gathering lines, flow lines, injection lines and appurtenances located on the Property hereto and used in connection with the properties described in Subsections (a) — (h), but not including the pipeline covered by the Pipeline PSA (defined below);

          (i) Equipment. All surface and down-hole equipment, fixtures, machinery, inventory and personal property located on the Property and used in connection with the properties described in Subsections (a) — (h) above, but not including the pipeline covered by the Pipeline PSA (defined below);

          (j) Contracts. To the extent transferable, the Operating Agreement dated September 1, 2003, as amended, between Dale Operating Company, as Operator, and the other Sellers and certain other parties, as Non-Operators, and all other contracts and agreements to which the property described in ( a) — (i) above is subject as listed on Schedule 1.01(j) hereto.

     1.02 Effective Time. The purchase and sale of the Property shall be effective as of June 1, 2004, at 7:00 a.m., local time (herein called the “Effective Time”), said time to be determined for each locality described in Exhibit A in accordance with the time observed in said locality.

ARTICLE II

PURCHASE PRICE

     2.01 Purchase Price. The purchase price for the Property shall be EIGHTY MILLION DOLLARS ($80,000,000) (herein called the “Preliminary Purchase Price”), subject to adjustment as set forth in Section 2.02 below.

     2.02 Adjustments to Purchase Price. The Preliminary Purchase Price shall be adjusted as follows and the resulting amount shall be herein called the “Final Purchase Price”:

          (a) The Preliminary Purchase Price shall be adjusted upward by the following:

          (1) The value of all merchantable, allowable oil in storage above the pipeline connection at the Effective Time that is credited to the Property, such value to be the market or contract price in effect as of the Effective Time less taxes deducted by the purchaser of such oil;

          (2) The amount of all expenditures (including, without limitation, royalties, rentals and other charges, ad valorem, property, production, excise,

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severance and other taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses billed under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements) paid by or on behalf of Seller in connection with the ownership or operation of the Property from the Effective Time to the Closing Date;

          (3) An amount equal to all prepaid expenses attributable to the Property that are paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time including, without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom; and

          (4) Any other amount agreed upon by Seller and Buyer.

          (b) The Preliminary Purchase Price shall be adjusted downward by the following:

          (1) Proceeds received by Seller prior to the Closing Date attributable to the Property and that are, in accordance with generally accepted accounting principles, attributable to the period of time from the Effective Time to the Closing Date;

          (2) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Property prior to the Effective Time, which amount shall be computed based upon such taxes assessed against the applicable portion of the Property for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax related year last ended;

          (3) An amount equal to the sum of all Defect Adjustments and Exclusion Adjustments (as those terms are defined in Section 5.03); and

          (4) Any other amount agreed upon by Seller and Buyer.

     2.03 Deposit. Contemporaneously with the execution of this Agreement, Buyer has paid to Dale Operating Company the sum of One Million Dollars ($1,000,000), herein called the “Deposit.” In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the Closing. In the event the transaction contemplated hereby fails to close on the Closing Date as a result of a material breach of this Agreement or the Pipeline PSA by the Buyer which occurs in the absence of a material breach of this Agreement or the Pipeline PSA by Sellers, Dale Operating Company shall distribute the Deposit among the Sellers as their sole remedy for such default. If the transaction contemplated hereby otherwise fails to close, the Deposit shall be

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returned to Buyer. The Deposit shall not bear interest, and if the same is paid to Buyer or if Buyer receives credit for same against the Purchase Price paid at Closing, such payment, or credit, shall be in the amount of the Deposit and shall not include any additional amounts. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     3.01 Representations and Warranties of Seller. Each Seller represents and warrants the following:

          (a) Seller is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly qualified to carry on its business in each state where failure to so qualify would have a materially adverse effect upon its business or properties.

          (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement has been duly and validly authorized and will not violate, or be in conflict with, any provision of the articles of incorporation or bylaws or other governing documents of Seller, or any provision of any agreement or instrument to which Seller is a party or by which it is bound (except any provision in any agreement as to (i) any preferential right to purchase a portion of the Property, (ii) required consents to transfer and related provisions, (iii) maintenance of uniform interests provisions and (iv) any other third-party approvals contemplated herein) or any judgment, decree, order, statute, rule or regulation applicable to Seller.

          (c) This Agreement has been duly executed and delivered on behalf of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (d) Except as described on Schedule 3.01(d) hereto, no suit, action or other proceeding is pending, and to Seller’s knowledge none is threatened, before any court or governmental agency as of the date of this Agreement that might result in impairment or loss of Seller’s title to any part of the Property or that might hinder or impede the operation of the Property or that might result in a diminution of the value thereof.

          (e) Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

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          (f) Except as described on Schedule 3.01(f), there exists no imbalance regarding production taken or marketed from the Property which could result in (i) a portion of Seller’s interest in production therefrom to be taken or delivered after the Closing Date without Buyer receiving payment therefor and at the price it would have received absent such imbalance; or (ii) Buyer being obligated to make payment to any person or entity as a result of such imbalance; or (iii) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules or similar orders or regulations of governmental authorities; and Buyer will not be obligated, by virtue of any prepayment arrangement, take-or-pay agreement or similar arrangement, to deliver hydrocarbons produced from the Property at some future time without then receiving full payment therefor.

          (g) To Seller’s knowledge, all of the personal property, fixtures, equipment and improvements relating to the Property are in serviceable and operable condition for their current use and are in compliance with all applicable laws and regulations and, to Seller’s knowledge, the operations of and conditions upon the Property are in material compliance with all applicable laws and regulations and in accordance with good operating practices.

          (h) To the knowledge of Seller, the purchasers under all gas contracts under which Seller is selling natural gas produced from the Property are in compliance with all the material terms of such contracts and Seller has received no written notice from any such purchaser of such party’s intention or desire to repudiate any such contract or any of the material terms thereof.

          (i) This transaction is not subject to the reporting requirements of the Internal Revenue Code of 1986, as amended, and, accordingly, IRS Form 8594 (Asset Acquisition Statement) is not required to be filed for this transaction; provided, if the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect consistent reporting of an agreed allocation of the value of the Property that is consistent with those shown on Exhibit “B-2”.

          (j) With respect to production from the Properties prior to the Effective Date (i) all royalties due in respect of Seller’s interest in the leases described on Exhibit A (“Leases”) and other interests have been paid in full, except for funds in suspense accounts, and (ii) all taxes due and owing in respect thereof have been paid in full.

          (k) Dale Operating Company has in its offices copies (or originals) of all material records and information relating to the Property which any of the Sellers has in its offices.

     3.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

          (a) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and duly qualified to carry on its business in each state in which failure to so qualify would have a materially adverse effect on Buyer’s business or properties.

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          (b) Buyer has all requisite power and authority, to carry on its business as presently conducted, to enter into this Agreement, to purchase the Property on the terms described in this Agreement, and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of Buyer’s agreement of limited partnership or other governing documents or any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

          (c) This Agreement has been duly executed and delivered on behalf of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (d) Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

          (e) Anything to the contrary contained herein notwithstanding, Seller’s representations are not made and Buyer may not rely on any such representations (and without limitation of the foregoing the truth and accuracy or any such representations shall not be a condition to Closing) to the extent any such representation is untrue or inaccurate but such untruth or inaccuracy is known to Buyer.

     3.03 Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF EACH SELLER CONTAINED IN THIS AGREEMENT (OR IN ANY CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, WITHOUT ANY OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTY WHATSOEVER. UPON CLOSING, BUYER SHALL BE DEEMED TO HAVE INSPECTED AND SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF EACH SELLER CONTAINED IN THIS AGREEMENT, BUYER IS RELYING SOLELY ON ITS OWN INSPECTIONS AND DUE DILIGENCE AND SHALL ACCEPT ALL THE PROPERTIES IN THEIR “AS IS” AND “WHERE IS” CONDITION.

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WITHOUT LIMITATION OF THE FOREGOING, NO SELLER MAKES ANY WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY ANY SELLER OR BY ANY SELLER’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY ANY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST ANY SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

ARTICLE IV

COVENANTS

     4.01 Covenants of Seller. Seller covenants and agrees with Buyer that:

          (a) After the execution of this Agreement, Dale Operating Company will make available to Buyer for examination at its offices at reasonable times any of its title and other information relating to the Property which it has and will cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information relating to the Property as Buyer may reasonably desire, to the extent in each case, that Dale Operating Company may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party, to include any of the following to the extent that Dale Operating Company has such records and the right to make such records available:

          (1) Any Title opinions and title status reports pertaining to the Property;

          (2) Copies or originals of the known leases, prior conveyances, unitization, pooling and operating agreements, division and transfer orders, and any encumbrances not discharged and affecting the title to or the value of the Property;

          (3) Records relating to the payment of rentals, royalties and other payments due under the Property;

          (4) Records relating to the payment of ad valorem, property, production, severance, excise and similar taxes and assessments based on or

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measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Property;

          (5) Ownership maps and surveys relating to the Property;

          (6) Copies or originals of all known purchase, sale, processing and transportation agreements relating to the production from the Property;

          (7) Copies or originals of all known agreements, leases, permits, easements, licenses and orders relating to the Property;

          (8) Copies or originals of all known production records, geological records and logs relating to the Property;

          (9) Copies or originals of all known inventories of personal property and fixtures included in the Property; and

          (10) Accounting records, well files, engineering technical data, geological and geophysical data, relating to the Property.

          Seller shall permit Buyer, at Buyer’s expense, to inspect and photocopy such information and records at any reasonable time, but only to the extent, in each case, that Seller may do so without violating any obligation of confidence or contractual commitment to a third party. Seller shall not be obligated to furnish any updating abstracts, title opinions or additional title information, but shall cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional title information as Buyer may deem prudent.

          (b) During the period from the date of this Agreement to the date of Closing, Dale Operating Company shall develop, maintain, or operate the Property and, without the prior written consent of Buyer, will not (i) abandon any part of the Property, or (ii) commence any operations on the Property anticipated to cost the owner of the Property in excess of $50,000 (except emergency operations, operations required under presently existing contractual obligations, the ongoing commitments under the AFE’s described in Schedule 4.01(b) hereto, and operations undertaken to avoid any penalty provision of any applicable agreement or order), or (iii) convey or dispose of any part of the Property (except for sales or other dispositions of (A) oil, gas and other minerals in the ordinary course of business after production, or (B) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability). In the performance of Dale Operating Company’s duty to develop, maintain or operate the Property, it shall act in the ordinary course of business consistent with past practices. ANYTHING TO THE CONTRARY NOTWITHSTANDING, EXCEPT FOR DALE OPERATING COMPANY’S INTEREST IN THE PROPERTY AND ITS OBLIGATIONS HEREUNDER, DALE OPERATING COMPANY SHALL NOT BE RESPONSIBLE FOR, AND IS HEREBY RELEASED FROM, ANY AND ALL CLAIMS, DAMAGES, AND LIABILITIES OF EVERY KIND AND CHARACTER (INCLUDING ALL COSTS AND EXPENSES, INCLUDING BUT NOT LIMITED TO ATTORNEYS FEES), RESULTING FROM, ARISING OUT OF, OR INCIDENTAL TO ITS PERFORMANCE OF ANY DUTIES WITH RESPECT TO THE

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DEVELOPMENT, MAINTENANCE OR OPERATION OF THE PROPERTIES (WHETHER SUCH DUTIES ARISE UNDER THIS AGREEMENT OR OTHERWISE) EVEN IF SUCH CLAIMS, DAMAGES, AND LIABILITIES ARISE FROM OR ARE ATTRIBUTED TO ITS NEGLIGENCE. THE ONLY CLAIMS, DAMAGES, AND LIABILITIES TO WHICH THIS RELEASE DOES NOT APPLY ARE THOSE RESULTING FROM DALE OPERATING COMPANY’S GROSS NEGLIGENCE AND INTENTIONAL TORTS. To the extent that Seller owns undivided interests in certain of the Property, Buyer agrees that the acts or omissions of Seller’s co-owners shall not constitute a violation of the provisions of this Section 4.01(b) nor shall any third-party action required by a vote of co-owners constitute such a violation so long as Seller has voted its interest in compliance with this Section 4.01(b).

          (c) Each Seller shall maintain its corporate or other organizational status from the date hereof until Closing and shall assure that as of the Closing Date it will not be under any corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions. With respect to third-party consents and preferential rights to purchase, Seller shall promptly make written requests of such third parties, in compliance with applicable agreements, that such consents be given or waived and that such preferential rights be waived.

          (d) Seller shall immediately notify Buyer of any suit, action or other proceeding of the type referred to in Section 3.01(d) that arises prior to the Closing of which Seller becomes aware.

          (e) Seller shall immediately notify Buyer of any material adverse change in the Property.

          (f) Seller shall execute and deliver the Agreement attached as Exhibit 6.02(f).

          (g) Before Closing, Seller shall not seek or obtain any Rule 37 or 38 exception permits or make any other filings for a drilling location offsetting the Properties that would require an exception to constitute a legal location under Texas Railroad Commission rules.

     4.02 Covenants of Buyer. Buyer covenants and agrees with Seller that:

          (a) Buyer shall maintain its partnership status and assure that as of the Closing Date it will not be under any partnership, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

          (b) Until Closing, Buyer shall safeguard and maintain in confidence all engineering, geological and geophysical data, reports and maps, accounting records, and all other confidential data or information in the possession of Buyer relating to the Property and furnished by Seller.

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ARTICLE V

TITLE AND OTHER MATTERS

          5.01 Defensible Title.

          (a) Exhibit B-1, which is attached hereto and made part hereof, is a series of maps which shows the location of each of the currently producing wells (individually a “Well” and collectively the “Wells”) included in the Property and the drilling unit (“Well Tract”) surrounding each such well. Exhibit B-2, which is attached hereto and made part hereof, is a listing of the undrilled locations (individually a “UL” and collectively the “ULs”) that Seller has planned on the units described on Exhibit A, and the particular tract (“UL Tract”) that is the proposed drillsite for each such UL. Exhibit B-2 also allocates the Preliminary Purchase Price among all the Well Tracts and UL Tracts. The “Allocated Value” as used herein means the value allocated on Exhibit B-2 to each Well and UL. As used herein, the term “Defensible Title” shall mean, such title held by Seller (in the aggregate) that, subject to and except for the Permitted Encumbrances (as hereinafter defined): (i) entitles Seller, as to each UL or Well, to receive not less than the “Net Revenue Interest” set forth in Exhibit “B-2” for such Well or UL of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from such Well or UL; (ii) obligates Seller, as to each UL or Well, to bear costs and expenses relating to the maintenance, development and operation such Well or planned well at such UL location in an amount not greater than the “Working Interest” set forth in Exhibit “B-2” for such Well or UL unless there is also a proportionate increase in the Net Revenue Interest; and (iii) as to each Property is free and clear of encumbrances, liens and defects.

          (b) The term “Permitted Encumbrances”, as used herein, shall mean:

          (1) lessors’ royalties, overriding royalties, and division orders and sales contracts covering oil, gas or associated liquid or gaseous hydrocarbons, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of any of the Property to less than the Net Revenue Interest set forth in Exhibit “B-2”;

          (2) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, (iii) arrangements can be made on terms satisfactory to Buyer to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained;

          (3) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

          (4) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil

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and gas leases or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance;

          (5) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Property to the extent such matters do not materially interfere with operations on the Property;

          (6) liens of operators relating to obligations not yet due or pursuant to which Seller is not in default;

          (7) such Title Defects or other defects as Buyer has waived pursuant to Section 5.03(b);

          (8) the terms and conditions of all leases, agreements, orders, instruments, documents and other matters expressly described in any of the Exhibits or Schedules hereto;

          (9) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Property in any manner, and all applicable laws, rules and orders of governmental authority;

          (10) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Property;

          (11) defects or irregularities that Seller can establish have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;

          (12) defects or irregularities in the chain of title occurring more than 20 years ago consisting of the failure to recite marital status in documents or omissions of heirship proceedings;

          (13) defects or irregularities occurring more than 20 years ago resulting from or related to probate proceedings or the lack thereof; and

          (14) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

          (c) The term “Title Defect” as used herein shall mean any encumbrance, encroachment, irregularity, defect in or objection to Seller’s title to the Property (excluding Permitted Encumbrances), that alone or in combination with other defects renders Seller’s title to

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the Property or part thereof less than Defensible Title. Notwithstanding anything to the contrary herein, Title Defect shall also include the circumstance of the existence of any unleased fee mineral interest (or any leases held by parties other than Seller), within the boundaries of the units depicted on Exhibit “B-1”. The amount of the Defect Adjustment in such circumstance will be derived by the formula:

A/B x C = Defect Adjustment Amount

     Where:

A = The number of net unleased (or leased by non-Seller) mineral acres within such unit

B = The total acres in such unit

C = The aggregate Allocated Values of all the Wells and ULs located within such unit

For example, if Unit X contains 600 acres and 6 mineral acres within Unit X are unleased and there are Wells and ULs within Unit X having an aggregate Allocated Value of $10,000,000, then the Defect Adjustment would be calculated as follows:

6/600 x $10,000,000 = $100,000

     5.02 Casualty Loss. If, prior to the Closing, all or any portion of the Property is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer may elect (i) to treat the Property affected by such destruction, taking or pending or threatened taking as Defect Property in accordance with Section 5.03; or (ii) to purchase such Property notwithstanding any such destruction, taking or pending or threatened taking (without reduction of the Preliminary Purchase Price therefor), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Property to be assigned to Buyer and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Property to be assigned to Buyer. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to such Property to be assigned to Buyer without first obtaining the written consent of Buyer.

     5.03 Defect Adjustments.

          (a) “Defect Property” shall mean that portion of the Property affected by a Title Defect or that Buyer is otherwise entitled under Sections 5.02, 5.04 or 6.02 to treat as Defect Property, and of which Seller has been given notice by Buyer by the first business day that is at least 45 days after this Agreement is executed by all parties (“Defect Deadline”). In order to be effective such notice must be in writing and must include (i) a description of the Defect Property, (ii) the basis for the defect that Buyer believes causes such Property to be treated as Defect Property, (iii) the value allocated to the Defect Property as set forth in Exhibit “B” hereto (the “Allocated Value”) and (iv) the amount by which Buyer believes the Allocated

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Value of the Defect Property has been reduced and the computations and information upon which Buyer’s belief is based. All Title Defects of which Buyer fails to give Seller notice in the manner required above by the Defect Deadline shall be waived for all purposes and shall not form the basis for any claims by Buyer under this Agreement or otherwise, provided that Buyer is not waiving any claim for any breach by Seller of the special warranty of title contained in the Conveyance delivered at Closing.

          (b) Defect Properties (other than those relating to Title Defects) shall be excluded from the Property to be purchased by Buyer at the Closing and the Preliminary Purchase Price shall be reduced in accordance with Section 2.02 by an amount equal to the Allocated Value thereof (which reduction shall be called an “Exclusion Adjustment”) unless (i), prior to the Closing, the defect with respect to the Defect Property has been cured, (ii) Buyer agrees to waive such defect and purchase the Defect Property notwithstanding the defect, or (iii) Buyer and Seller agree to an amount by which the Preliminary Purchase Price should be reduced for such defect and the Preliminary Purchase Price is reduced by such amount in accordance with Section 2.02 (which reduction shall be called a “Defect Adjustment”). If any Defect Properties are so excluded from the Property to be purchased by Buyer at the Closing, then such Defect Properties will not be conveyed to Buyer at Closing and Preliminary Purchase Price shall be reduced by the Exclusion Adjustment.

          (c) Defect Properties resulting from Title Defects shall not be excluded from the Property to be purchased by Buyer at the Closing but the Preliminary Purchase Price shall be reduced in accordance with Section 2.02 by an amount equal to the Allocated Value thereof or, where applicable, the amount calculated as provided in Section 5.01(c) (which reduction shall be called a “Defect Adjustment”) unless, prior to the Closing, (i) the Title Defect with respect to the Defect Property has been cured, or (ii) Buyer agrees to waive such Title Defect and purchase the Defect Property notwithstanding the defect. If Buyer and Seller do not agree to an amount by which the Preliminary Purchase Price should be reduced for such Title Defect prior to Closing, then, for purposes of calculating the Preliminary Purchase Price only, the Defect Adjustment will be the amount asserted by Buyer. Seller will have until sixty (60) days after Closing to cure such Title Defect and if a cure is so effected, Seller will be credited with the deducted amount in the Final Settlement Statement. If there is any disagreement between Seller and Buyer as to whether a Title Defect has been cured or as to the amount that should be allocated to such Title Defect, the dispute shall be determined in accordance with Section 10.13.

          (d) In determining which portion of the Property are Defect Properties or for the purposes of Section 5.04 subject to a Defect, it is the intent of the parties to include, when possible, only that portion of the Property affected by the defect or basis for such Property being treated as Defect Property. If the Allocated Value of Defect Property cannot be determined directly from Exhibit “B” because the Defect Property constitutes a property included within, but not totally comprising, the Property to which the Allocated Value relates, Buyer and Seller shall attempt, where feasible, to proportionately reduce the Allocated Value, but failing such agreement, the entire Property shall be deemed a Defect Property. The foregoing does not alter the calculations set forth in Section 5.01(c).

PURCHASE AND SALE AGREEMENT — Page 13

     5.04 Identification of Additional Defect Property.

          (a) Review. During the period ending on the Defect Deadline, Buyer and its employees, agents and contractors shall have the right, but not the obligation, to do the following (the “Pre-Acquisition Review”), at its sole cost and expense but with the cooperation and assistance of Seller.

          (i) To the extent Seller has the right to grant such rights to Buyer, and only after notice to any operator of the Property, to enter all or any part of the Property at any reasonable time and from time to time, during the Review Period, and to inspect, inventory, investigate (including performing environmental assessments and evaluations), study and examine the same and the operations conducted thereon; and

          (ii) To inspect and review at Seller’s offices at reasonable times and upon reasonable notice, all non-privileged files, records, documents and data related to the Property including, but not limited to, any of the following which Seller may have: original well record files on all wells, regulatory, accounting, environmental, pipeline, maintenance, transportation, processing, production, engineering, lease and contract files and records.

          (b) Review Results.

          (i) If, as a result of the Pre-Acquisition Review, Buyer determines in its reasonable judgment exercised in good faith that, as to any portion of the Property: either (A) the environmental condition thereof is unacceptable to Buyer; or (B) the physical condition of the equipment on the Property is unacceptable to Buyer; or (C) the extent of existing, potential or contingent liabilities pose or create an unacceptable risk; then, Buyer may give written notice to Seller on or before the Defect Deadline of such conditions (“Defect Conditions”). In order to be effective such notice must be in writing and must include (i) a description of the Property or portion thereof affected, (ii) the basis for Buyer’s determination that such condition or risk is unacceptable, (iii) the Allocated Value of such the affected Property, and (iv) the amount by which Buyer believes the Allocated Value of such Property has been reduced and the computations and information upon which Buyer’s belief is based. All Defect Conditions known to Buyer of which Buyer fails to give notice in the manner required above by the Defect Deadline shall be waived for all purposes and shall not form the basis for any claims by Buyer under this Agreement.

          (ii) Upon receipt of such notice, Seller will (A) remedy or agree to remedy, to a degree agreed upon prior to Closing, such condition; (B) agree with Buyer on an adjustment to the Purchase Price which adjustment shall reflect Buyer’s cost to remedy such condition(s); (C) remove the affected portion or portions of the Property from the Property to be conveyed if agreement is reached with Buyer on an adjustment to the Purchase Price based on the allocated values pursuant to Exhibit “B” hereto; or (D) obtain Buyer’s agreement to acquire the

PURCHASE AND SALE AGREEMENT — Page 14

affected portion or portions of the Property “as is” and release Seller from all claims related thereto. In determining what portion of a Property is affected by Defect Conditions, it is the intent of the parties to include, when possible, only that portion of the Property affected by the condition. If Seller fails to do one of the above with respect any condition or conditions that affects Properties having an aggregate Allocated Value in excess of 10% of the Preliminary Purchase Price, then any party may terminate this Agreement, without liability to any other party, by giving written notice of such termination on or before the Closing Date. If Seller fails to do one of above with respect to any such condition or conditions that affect Properties but the parties do not have the right to terminate under the immediately preceding sentence, then any party may exclude the Properties affected by such condition and the Purchase Price shall be reduced by the Allocated Value of such affected Properties and neither party shall have any further obligation to the other party with respect to such excluded portion of the Property. If notice is given to Seller pursuant Section 5.04(b)(i) but no party terminates this Agreement pursuant to Section 5.04(b)(ii) or excludes that affected Property pursuant to Section 5.04(b)(ii), then that portion of the Property (“Condition Affected Property") affected by such condition, shall be excluded from the Properties conveyed to Buyer at Closing and the Preliminary Purchase Price shall be reduced by an amount (“Condition Reduction Amount") equal to the Allocated Value of the Condition Affected Property. If any such condition is remedied by Seller on or before the expiration of Seller’s Cure Deadline, then on the second business day after such condition is cured, the parties shall close with respect to such Condition Affected Property and the Condition Reduction Amount shall be paid by Buyer to Dale Operating Company. If Seller has not remedied such condition on or before the expiration of the Seller’s Cure Deadline, then such Condition Affected Property shall be permanently excluded from the transactions contemplated by this Agreement.

          (c) If any preferential right to purchase is exercised, Buyer may elect to treat that portion of the Property affected by the exercise of such preferential right as Defect Property by giving Seller notice thereof in accordance with Section 5.03(a).

          (d) If any necessary third party consent to assignment is not obtained prior to the Closing, Buyer may elect to treat that portion of the Property subject to such consent requirement as Defect Property by giving Seller notice thereof in accordance with 5.03(a).

          (e) If, prior to the Closing, Buyer becomes aware of any suit, action or other proceeding before any court or government agency that would result in loss or impairment of Seller’s title to any portion of the Property or a portion of the value thereof, Buyer may elect to treat that portion of the Property affected thereby as Defect Property by giving Seller notice thereof in accordance with Section 5.03(a).

          (f) If Buyer exercises rights to perform a Pre-Acquisition Review or its rights under Section 4.01 then (a) such inspection, inventory, investigation, study and examination shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against each Seller (and its affiliates and the respective directors, officers, employees, attorneys, contractors

PURCHASE AND SALE AGREEMENT — Page 15

and agents of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless each Seller affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

ARTICLE VI

CONDITIONS TO CLOSING

     6.01 Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

          (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements in all respects required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

          (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

          (c) Simultaneously with the Closing, the closing shall occur of that certain Agreement of Purchase and Sale of Pipeline Assets between EAP Energy Services, L.P. and Overton Pipeline Company, LP (the “Pipeline PSA”).

          (d) Seller shall not have exercised any rights it may have hereunder to terminate this Agreement.

          (e) The aggregate sum of Defect Adjustments and Exclusion Adjustments for Properties shall not exceed ten percent of the Preliminary Purchase Price.

          (f) Seller shall not have exercised any rights it may have hereunder to terminate this Agreement.

     6.02 Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

PURCHASE AND SALE AGREEMENT — Page 16

          (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements in all respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

          (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

          (c) The aggregate sum of Defect Adjustments and Exclusion Adjustments for Properties shall not exceed ten percent of the Preliminary Purchase Price.

          (d) Simultaneously with the Closing, the closing shall occur of the Pipeline PSA.

          (e) Buyer shall not have exercised any rights it may have hereunder to terminate this Agreement.

          (f) All of the Sellers shall have executed and delivered to each other the Agreement attached hereto as Exhibit 6.02(f) and a Memorandum of such Agreement in recordable form.

ARTICLE VII

CLOSING

     7.01 Date of Closing. Unless the parties hereto mutually agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the “Closing”) shall be held on the first business day that is at least 55 days after this Agreement is executed by all parties provided, however, that (i) the Closing may be extended by Seller for up to 30 days upon written notice to Buyer in order to cure any Title Defect presented by Buyer in accordance with Section 5.03(a) or to remedy any condition of which Buyer gives Seller notice in accordance with Section 5.04(b) and (ii) Seller may, upon written notice to Buyer that Seller is ready to Close, require that the parties Close as of the first business day that is at least 45 days after the date of this Agreement and at least ten (10) days after such notice is given by Seller and (iii) if Closing has not occurred by July 31, 2004, Buyer may terminate this Agreement. The date Closing actually occurs is herein called the “Closing Date.”

     7.02 Place of Closing. The Closing shall be held at the offices of Seller or at such other place as Buyer and Seller may agree in writing.

     7.03 Closing Obligations. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others.

PURCHASE AND SALE AGREEMENT — Page 17

          (a) Seller shall execute, acknowledge and deliver to Buyer an assignment, bill of sale and conveyance (in sufficient counterparts to facilitate recording) in form (“Conveyance”) as set forth in Exhibit “C” hereto conveying the Property to Buyer.

          (b) Seller and Buyer shall execute and deliver a settlement statement (herein called the “Preliminary Settlement Statement”) prepared by Seller and approved by Buyer that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount, provided that if Buyer refuses to approve the Preliminary Statement then Buyer shall pay the Preliminary Purchase Price, in the manner provided in subsection 7.03 (c) below, instead of the Closing Amount subject to adjustment as provided herein. The term “Closing Amount” shall mean the Preliminary Purchase Price adjusted as provided in Section 2.02, using for such adjustments the best information then available and after deduction of the Deposit.

          (c) Buyer shall deliver the Closing Amount by wire transfer to a bank account which shall be designated by Dale Operating Company at least three days prior to Closing.

          (d) Seller shall deliver to Buyer exclusive possession of the Property.

          (e) With respect to any of the Property of which Seller or any affiliate of Seller is the operator, Seller shall deliver to Buyer Seller’s (or such affiliate’s) resignation as operator and shall thereafter cooperate with and assist Buyer in being appointed successor operator of such Property.

          (f) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production after the Effective Time from the Property assigned to Buyer under Section 7.03(a).

          (g) Seller shall execute and deliver a Non-Foreign Affidavit substantially in the form of Exhibit “E.”

          (h) Seller shall deliver the executed agreement described in Exhibit 6.02(f).

          (i) Seller shall deliver to Buyer an assignment of the Third Party C/A’s.

ARTICLE VIII

OBLIGATIONS AFTER CLOSING

     8.01 Post-Closing Adjustments. As soon as practicable (and in no event more than 90 days) after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement (including Exhibit “D”) and generally accepted accounting principles, a statement (herein called the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments. Within fifteen days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such

PURCHASE AND SALE AGREEMENT — Page 18

post-Closing adjustment no later than 60 days thereafter. If no such agreement can be reached, either Dale Operating Company or Buyer may refer the matter to arbitration. The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date”. In the event that (1) the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Dale Operating Company in immediately available funds the amount of such difference, or (2) the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer in immediately available funds the amount of such difference. Payment by Buyer or Seller shall be made within five days of the Final Settlement Date.

     8.02 Files and Records. Within ten days after the Closing Date, Seller shall deliver to Buyer all of Seller’s files and records relating to the Property.

     8.03 Sales Taxes and Recording Fees. Buyer shall pay all sales taxes, if any, occasioned by the sale of the Property and all documentary, filing and recording fees required in connection with the filing and recording of any assignments.

     8.04 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

     8.05 Indemnification. From and after the Closing:

          (a) Buyer shall defend, indemnify and save and hold harmless Seller against (i) all claims, costs, expenses and liabilities incurred in connection with the ownership, development, exploration, operation or maintenance of the Property which accrue or relate to the period after the Effective Time, (ii) all claims, costs, expenses and liabilities relating to environmental conditions on the Property, whether accruing or relating to periods before or after the Effective Time, and (iii) court costs and reasonable attorneys’ fees incurred in enforcing this indemnity.

          (b) Seller shall defend, indemnify and save and hold harmless Buyer against all claims, costs, expenses and liabilities incurred in connection with the ownership, development, exploration, operation or maintenance of the Property, which accrue or relate to the period prior to the Effective Time including, without limitation (i) amounts due for severance taxes and royalties due with respect to production prior to the Effective Time, and (ii) court costs and reasonable attorneys’ fees incurred in enforcing this indemnity; provided, (A) there is excluded any matter for which Seller is entitled to indemnity from Buyer under Section 8.05 (a) above and (B) in no event (except as to matters described in clause (i) above, as to which there is no limit) shall the Sellers be obligated to indemnify and save and hold harmless Buyer under this Agreement for an aggregate amount in excess of 125% of the Preliminary Purchase Price.

     8.06 Survival. The representations, warranties, covenants, agreements and indemnities included or provided for in this Agreement and any Exhibit hereto shall only survive the Closing for 5 years, provided, the representations contained in Section 3.01(j) and Seller’s indemnity obligations related thereto shall survive indefinitely.

PURCHASE AND SALE AGREEMENT — Page 19

ARTICLE IX

TERMINATION OF AGREEMENT

     9.01 Termination. This Agreement and the transactions contemplated hereby may be terminated as provided elsewhere in this Agreement and in the following instances:

          (a) By Seller if the conditions set forth in Section 6.01 are not satisfied in all material respects or waived as of the Closing Date.

          (b) By Buyer if the conditions set forth in Section 6.02 are not satisfied in all material respects or waived as of the Closing Date.

          (c) At any time by the mutual written agreement of Buyer and Seller.

     9.02 Liabilities Upon Termination. If this Agreement is terminated for any reason other than those set forth in Section 9.01 or is breached, nothing contained herein shall be construed to limit Seller’s or Buyer’s legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement.

ARTICLE X

MISCELLANEOUS

     10.01 Exhibits. The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

     10.02 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

     10.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or sent by facsimile transmissions, when received by the party charged with such notice and addressed as follows:

PURCHASE AND SALE AGREEMENT — Page 20

If to Buyer:

Encore Operating, L.P. 777 Main Street, Suite 1400 Fort Worth, Texas 76102 Attention: Kevin Treadway

If to Seller:

Dale Resources, L.L.C. 2121 San Jacinto Street, Suite 1870 Dallas, Texas 75201 Attention: Larry Dale

     Any party may, by written notice so delivered to the others, change the address or individual to which delivery shall thereafter be made.

     10.04 Amendments. Subject to the provisions of Section 5.03, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

     10.05 Assignment. Buyer may not assign all or any portion of its rights hereunder unless Buyer continues to remain liable for the performance of Buyer’s obligations hereunder or obtains the prior written consent of Seller releasing Buyer from such liability.

     10.06 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Seller shall not disclose the Purchase Price for a period of two years following Closing, and neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party unless a party is advised by counsel that it is under a legal obligation to issue such publicity.

     10.07 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     10.08 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. However, this Agreement shall not be binding on the parties until it has been executed and delivered by Buyer and Dale Resources, L.L.C. and each of the other parties listed as a party “Seller” on the signature pages hereof.

     10.09 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate or other entity.

PURCHASE AND SALE AGREEMENT — Page 21

     10.10 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

     10.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

     10.12 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

     10.13 Arbitration.

          (a) Any dispute arising under or relating to this Agreement, which cannot be resolved by mutual agreement, shall be resolved exclusively by final and binding arbitration in the State of Texas, County of Dallas, in accordance with the commercial arbitration rules of the AAA, except as otherwise provided herein. Either Buyer or Seller may invoke arbitration of such issue by serving on the other party a written notice of arbitration (the “Arbitration Notice”), which shall specify with reasonable detail (i) the issues in dispute, (ii) the claims asserted, (iii) the remedies sought by the party invoking arbitration and (iv) the name of such party’s chosen impartial arbitrator. Within five (5) Business Days of receipt of the notice, the receiving party shall (A) select its impartial arbitrator and (B) notify the party who shall have given the Arbitration Notice. Within five (5) Business Days thereafter, the two arbitrators so chosen shall choose a third impartial arbitrator. Each arbitrator shall have experience in the oil and gas industry.

          (b) The decision of the arbitrators shall be rendered within fifteen (15) days following the appointment of the third arbitrator. All decisions of the arbitrators shall be by a majority vote. Each of Buyer and Seller shall pay the fees and expenses of the arbitrator chosen by such party and shall pay one-half of the fees and expenses of the third arbitrator.

          (c) A judgment on the award by the arbitrators may be entered by any court having jurisdiction thereof.

          (d) All aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs, and the award unless legally obliged to do so.

     10.14 Credit for Payments. Each Seller hereby irrevocably names and designates Dale Operating Company as its agent to receive all notices and payments due to Seller from Buyer under this Agreement. Each Seller hereby stipulates and agrees that (a) any payment made by Buyer to Dale Operating Company hereunder (including, without limitation, the Deposit and the Closing Amount) shall be deemed received by Seller upon receipt thereof by Dale Operating Company, and (b) Buyer shall never have any obligation or liability in regard to the apportionment, division, use or payment of such funds by Dale Operating Company

PURCHASE AND SALE AGREEMENT — Page 22

     10.15 Non-Compete. For a period of three (3) years after Closing (the “Non-Compete Period”), each Seller and its affiliates agree not to compete with Buyer within any part of the area (“Non-Compete Area”) shown on Exhibit B-1 by retaining, buying, exchanging, acquiring or otherwise owning, directly or indirectly, either

          (a) for itself or for another as a representative, and whether

          (b) by itself or through any representative,

any oil, gas and/or mineral lease, option, farm-in or other interest in oil, gas and/or other minerals or the right to explore for, acquire and/or produce same within the Non-Compete Area. In the event any Seller or any of such Seller’s affiliates or representatives (directly or indirectly as set forth above) owns or acquires any interest in oil, gas and/or other minerals in the Non-Compete Area in derogation hereof, then, at Buyer’s option, the interest so owned or acquired shall be conveyed (or if held by an affiliate or representative, the breaching party or parties shall cause such interest to be conveyed to Buyer), at the actual and reasonable direct cost and without creation of additional burdens for the benefit of such Seller, or its affiliates or representatives (except the royalty to the lessor or lessors of each such lease conveyed). The election of such remedy shall be without limitation of any other remedies such Buyer may have at law or in equity. Seller agrees to execute and deliver any further documentation reasonably requested by Buyer to effectuate Section 10.15 and provide notice to others, and bind such party thereto. Further, each Seller and its affiliates agree to provide any information requested by Buyer to verify compliance with this Section 10.15. During the Non-Compete Period, Seller further agrees not to disclose to any third party that an opportunity exists to acquire any oil and gas interests in the Non-Compete Area.

     10.16 Like Kind Exchange. Seller may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to any or all of the Properties (a “Like-Kind Exchange”) at any time prior to the date of Closing. In order to effect a Like-Kind Exchange, Buyer shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effect the Like-Kind Exchange, including, but not limited to, permitting Seller to assign their rights under this Agreement to a qualified intermediary of Seller’s choice in accordance with Treasury Regulation § 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, Buyer shall incur no expense in connection with such Like-Kind Exchange, Buyer shall not be required to take title to any property other than the Properties in connection with the Like-Kind Exchange, and Buyer’s possession of the Properties will not be delayed by reason of any such Like-Kind Exchange.

     10.17 Deceptive Trade Practices Waiver. To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer waivers Buyer’s rights under the provisions of the Texas Deceptive Trade Practices — Consumer Protection Act, Sections 17.41 et. seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. Buyer states after consultation with an attorney of Buyer’s selection that Buyer voluntarily consents to this waiver.

PURCHASE AND SALE AGREEMENT — Page 23

     10.18 Joint Obligations. The obligations of each of the Sellers are joint but, notwithstanding the foregoing, each Seller shall only be liable for its proportionate share of the damages for any beach of such obligations based on each Seller’s Working Interest in the Properties.

     10.19 Termination of Pipeline PSA. If the Pipeline PSA is terminated by either party in accordance with the provisions of the Pipeline PSA, any party to this Agreement that is not in material breach of the Pipeline PSA may also terminate this Agreement, in which case Seller and Buyer shall not have any further obligations to each other hereunder other than the return to Buyer of the Deposit.

     10.20 No Solicitation. For a period of three (3) years after Closing, Buyer shall not employ or solicit for employment any of the employees or consultants of Seller listed on Schedule 10.20 unless a person so listed has ceased to be employed by Seller.

     10.21 Confidentiality Agreement. Upon the Closing with respect to any of the Properties, the obligations of the Confidential Agreement dated March 10, 2004, between Buyer and Dale Operating Company shall terminate with respect to the information obtained by Buyer to the extent such information relates to the Properties conveyed to Buyer at the Closing, except that Buyer agrees to maintain confidential the e-log and mud log on the Valence Gray #1 Well in Cherokee County, Texas, until the earlier to occur of February 24, 2007, or the date such logs are publicly available. At the Closing, Seller will, at Buyer’s request, assign to Buyer all of Seller’s confidentiality agreements with third parties relating to possible sale of the Properties to such third parties, referred to as the “Third Party C/A’s.”

[Remainder of page intentionally left blank.]

PURCHASE AND SALE AGREEMENT — Page 24

     EXECUTED as of the date first above mentioned.

SELLER:

JOHN MARKHAM MORAN	DALE RESOURCES, L.L.C.

By: ______________________________	By: ______________________________
Printed Name: ______________________	Printed Name: ______________________
Title: _____________________________	Title: _____________________________

CERES RESOURCE PARTNERS, L.P.	DORFMAN PRODUCTION COMPANY
By: ______________________________

By: ______________________________	By: ______________________________
Printed Name: ______________________	Printed Name: ______________________
Title: _____________________________	Title: _____________________________

ED MORAN, JR.	KEW DRILLING

By: ______________________________	By: ______________________________
Printed Name: ______________________	Printed Name: ______________________
Title: _____________________________	Title: _____________________________

1307, LTD	DALE MINERALS, INC.
By: ______________________________

By: ______________________________	By: ______________________________
Printed Name: ______________________	Printed Name: ______________________
Title: _____________________________	Title: _____________________________

DALE GAS PARTNERS, L.P.
By: DGP GP, L.L.C.	DALE OPERATING COMPANY

By: ______________________________	By: ______________________________
Printed Name: ______________________	Printed Name: ______________________
Title: _____________________________	Title: _____________________________

PURCHASE AND SALE AGREEMENT — Page 25

BOSSIER PROPERTIES, L.L.C.	E. W. MORAN DRILLING COMPANY

By: ______________________________	By: ______________________________
Printed Name: ______________________	Printed Name: ______________________
Title: _____________________________	Title: _____________________________

JTM PROPERTIES

By: ______________________________
Printed Name: ______________________
Title: _____________________________

BUYER:

ENCORE OPERATING, L.P.
By: EAP Operating, Inc., General Partner

By: ______________________________
Printed Name: _____________________
Title: _____________________________

PURCHASE AND SALE AGREEMENT — Page 26